Exhibit 21.1

SUBSIDIARIES OF MIAMI INTERNATIONAL HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization
Miami International Securities Exchange, LLC (1)	Delaware
MIAX PEARL, LLC (1)	Delaware
MIAX Emerald, LLC (1)	Delaware
Miami International Technologies, LLC (1)	Delaware
MIAX Global, LLC (1)	Delaware
MIAX Futures, LLC (1)	Delaware
MIAX Products, LLC (1)	Illinois
M 402 Holdings, LLC (1)	Delaware
Minneapolis Grain Exchange, LLC (2)	Delaware
The Bermuda Stock Exchange (1)	Bermuda
BSD Nominee Ltd. (3)	Bermuda
M 7 Holdings, LLC (1)	Delaware
Dorman Trading, LLC (1)	Illinois
MIH East Holdings, Limited (1)	England and Wales
ConvexityShares, LLC (4)	Delaware

(1)       Wholly owned by Miami International Holdings, Inc.

(2)       Wholly owned by M 402 Holdings, LLC

(3)       Wholly owned by The Bermuda Stock Exchange

(4)       51% owned by MIAX Futures, LLC